EXHIBIT 99

Colgate Restructures its Worldwide Operations for Growth
Comments on Second Half 1995


New York, New York, September 20, 1995...Colgate-Palmolive Company (NYSE symbol - CL) today announced a major worldwide restructuring of its manufacturing and administrative operations designed to further enhance profitable growth over the next several years by generating significant efficiencies and improving competitiveness. Separately, Colgate also said that it expected second half 1995 worldwide sales and unit volume to show excellent growth but that earnings would be impacted negatively by delayed economic and business recovery in Mexico, where the Company has major operations.

Reuben Mark, Chairman and Chief Executive Officer said: "Resulting from a year-long comprehensive review of all aspects of our worldwide operations, the restructuring announced today is a continuation of Colgate's drive to increase growth and profitability, begun more than a decade ago. Earnings before interest and taxes have improved consistently, from 5.6% of sales in 1984 to 12.8% in 1994, with a corresponding increase in net profit margin from 3.2% of sales in 1984 to 7.7% in 1994. Over the same period, total return to shareholders was at a compounded annual rate of 21.3%.

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"This restructuring will help ensure continued profitable growth while simultaneously providing value to consumers and the funds necessary to finance new growth initiatives. The rationalization will allow us to further capitalize on improvements in manufacturing and information technologies and the efficiencies that exist today in our focused factories dedicated to the manufacture of products in specific categories."

Mr. Mark continued: "The restructuring will be reflected as a third quarter charge of $369 million aftertax or $2.54 per share, resulting in a reported net loss for the quarter and a corresponding reduction in net income for the full year. Approximately three-fourths of the restructuring will take place in North America and Europe. Hill's Pet Nutrition and certain Latin American countries, including Mexico, are also affected.

"Over the next two years, 24 factories out of a worldwide total of 112 will be closed or significantly reconfigured. Worldwide, employment will be reduced by approximately 3,000, or 8.5% of the current total of 36,000 employees.

"Savings from the more efficient manufacturing configuration will start in the second half of 1996, with significantly greater savings in 1997 and the years thereafter. These increases will benefit the Company's profit growth, and provide funds necessary for increased new product activity, advertising, and global geographic expansion.

"These are not easy decisions as they affect so many valued Colgate people, but we believe they are in the best long-term interest of all our stakeholders, including employees, stockholders and customers. Colgate will of course provide severance and benefit packages, as well as job counseling and employee assistance programs to those affected."

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Specific examples of the actions the Company intends to take include:
   Closing of Colgate's factory in Germany and consolidation of production with the Company's focused factories for Oral Care in the United Kingdom, Soap in Italy and Household Products in France.

   Acceleration of the move in the United States to focused factories.

   Liquid dishwashing detergent products manufactured at the Jeffersonville, Indiana plant would go to one of the Company's focused liquids facilities, and powder detergents would be outsourced to a state-of-the-art manufacturer, leaving Jeffersonville as the US focused factory primarily for toothpaste.

   Consolidation of several manufacturing facilities within trade zones in Latin America.

   Continuation of the consolidation and modernization of Mexican manufacturing and logistics operations.

   Consolidation of a variety of administrative functions in Europe and at corporate headquarters.

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Second Half 1995

Concurrent with announcing the strategic restructuring for future growth, Colgate said that while the rest of the world was showing excellent sales and earnings growth as expected, the deepened Mexican recession and delayed business recovery in that country would have a larger negative impact on Colgate's third and fourth quarter earnings than previously anticipated.

"When we report our third quarter results in a month, we expect to show excellent momentum outside of Mexico, with worldwide sales up approximately 10%, and unit volume up in the high single digits.
North America continues strong, as does Asia/Africa, and the rest of Latin America. Europe will show a volume rebound as well. However, expectations for Mexico have been revised downward for both volume and gross margin.

"Earnings per share from operations are expected to be in a range of $.76 to $.79 per share, down from a consensus estimate of $1.00 per share as reported by Zacks. The effect will continue into the fourth quarter, with earnings expected in a range of $.81 to $.84 vs. a consensus of $.94 per share. For the full year, the Company's earnings expectation is a range between $3.57 and $3.60 vs. a consensus of $3.95 per share."

Mr. Mark continued: "The primary reason for lowering our expectations is Mexico, where the recession has worsened as the year progressed, reducing employment and real wages to the point that the consumer categories in which we compete have shrunk significantly. Unit volume for Colgate-Mexico will be well below that previously expected, and improvements in gross margin have not yet materialized as expected.

"Included in the reduction in our 1995 earnings expectation are two other smaller factors. The first is certain expenses related to the restructuring that by recently issued accounting rules cannot be included in the restructuring charge but must be reflected in earnings from operations when incurred. Second, the previously announced plan of transferring distributor volume to Hill's own sales force is moving more rapidly and successfully than originally envisioned. Consequently, inventory reductions at distributors of Hill's Pet Nutrition are expected to result in a modest unit volume and earnings reduction for Hill's in the second half vs. prior expectations. The reduction in volume is unrelated to Hill's success in the marketplace. Consumer demand for Hill's pet food continues to be very healthy with takeaway again increasing 10% or better in the third quarter."






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Colgate-Palmolive is a leading global consumer products company, tightly focused on Oral Care, Personal Care, Household Care, Fabric Care and Pet Nutrition. With on-the-ground operations in nearly 80 countries around the world, Colgate sells its products in 194 countries and territories under such internationally recognized brand names as Colgate, Palmolive, Mennen, Ajax, Soupline, Suavitel and Fab, as well as Hill's Science Diet and Hill's Prescription Diet pet foods.